[Rogers & Wells Letterhead]

       October 18, 1995



Merrill Lynch Asset Growth
          Fund, Inc.
P. O. Box 9011
Princeton, New Jersey
        08543-9011

Re:   Merrill Lynch Asset Growth
                  Fund, Inc.
           File Nos. 33-54005 and
                    811-7183

Ladies and Gentlemen:

           We have acted as counsel
to Merrill Lynch Asset Growth Fund,
Inc. (the "Fund") in connection with
the sale of 2,526,061 shares  of  its
common  stock, par value $0.10
per  share  (the "Common  Stock"),
pursuant to the Class A, Class B,
Class  C  and Class  D  Distribution
Agreements between you and  Merrill
Lynch Funds  Distributor,  Inc. (the
"Distribution  Agreements").   You
have  asked  us  to furnish certain
legal opinions in  connection with
the filing of a notice (the "Notice")
under Rule 24f-2 under the
Investment Company Act of 1940,
as amended (the "Act").

           For purposes of the opinions
expressed in this letter, we have
examined the Fund's Articles of
Incorporation, as amended through
the  date hereof, and the Distribution
Agreements.   We have  also
examined  and relied upon such
other  documents  and certificates
as we have deemed necessary or
advisable.

            Based on the foregoing and
such examination of law as we  have
deemed necessary, we are of the
opinion that  when  the 2,526,061
shares  of  the Fund's Common
Stock  referred  to  in paragraph
4 of the Notice were sold during
the  Fund's  fiscal year   ended
August  31,  1995  pursuant  to  the
Distribution Agreements  in reliance
upon registration pursuant to Rule
24f-2 under  the  Act  and  in
accordance with the currently
effective prospectus of the Fund,
the shares referred to above were
legally issued, fully paid and
non-assessable.

Very truly yours,



/s/Rogers & Wells